Exhibit 99.2

Modiv Inc. Announces 7% Quarterly Increase in NAV

Estimated NAV increase follows the 9.6% NAV gain announced January 29, 2021

NEWPORT BEACH, Calif. (May 5, 2021) — Modiv Inc. (the “Company”), an innovative real estate, fintech and proptech asset manager, today announced a $24.61 per share estimated net asset value (“NAV”) of its common stock as of March 31, 2021, which represents a 7% increase from the NAV as of December 31, 2020. The 7% increase from our last NAV follows the 9.6% gain in our prior NAV announced January 29, 2021.

“The NAV per share increase reflects the broader commercial real estate market’s resilience and recovery, as well as our ability to prudently manage our portfolio,” said Aaron Halfacre, Modiv’s Chief Executive Officer. “During the first quarter of 2021, we sold three assets, extended three leases and refinanced four properties, demonstrating our operational capabilities along with the appeal of our assets. Our team is focused on maximizing the value of our portfolio and growing the NAV as we execute our vision of being a leading tech-enabled real estate asset manager.”

Estimated NAV
The Company engaged Cushman & Wakefield to assist the board of directors with determining a fair value range of the Company’s real estate portfolio and a resulting estimated per share NAV. The new estimated per share NAV has been approved by the Company’s board of directors, including its independent directors.

The valuation was based upon the estimated market value of the Company’s assets, less the estimated market value of the Company’s liabilities, divided by the total fully diluted shares outstanding as of March 31, 2021 and was performed consistent with the Company’s previously disclosed Net Asset Value Calculation and Valuation Procedures. The estimated NAV does not reflect any “portfolio premium,” nor does it reflect an enterprise value for the Company. The board of directors intends to continue providing an estimated per share NAV on a quarterly basis to better reflect current market conditions and any portfolio-specific activities, as well as providing transparency for investors.

Operational Updates
In addition to the updated per share NAV, the Company provided several other operational updates:

●	The Company successfully completed its transition to Modiv Inc., effective February 1, 2021.
●	Three assets were sold for gross proceeds of $13.7 million.
●	Three five-year lease renewals were completed, consisting of a Northrop Grumman office in Florida and two Dollar General stores in Ohio.
●	Four properties were refinanced with a weighted average interest rate of 3.72% and more than five years of average term.
●	The Company entered into an innovative partnership with Forge Trust to provide no-custodial-cost self-directed IRAs to Modiv investors.

“Modiv’s foundation is built on a quality real estate portfolio backed by creditworthy tenants,” Halfacre added. “We believe there is upside potential by leveraging our asset management and acquisition platforms to increase portfolio value and scale. Additionally, we continue to expand our strategic relationships, explore opportunities that may arise in the proptech and fintech industries that complement our crowdfunding business model, and look to introduce new product offerings later this year.”

Modiv is the only company to have crowdfunded directly from individual investors a $400+ million real estate fund that holds title to all of its properties and charges no management or performance fees to its investors, although certain expenses related to operating a public company apply.

About Modiv
Modiv Inc., a real estate, fintech and proptech asset manager, is reimagining modern real estate investing for individual investors. Driven by innovation, an investor-first focus and an experienced management team, Modiv has created one of the largest non-listed real estate investment funds to be raised via crowdfunding technology and the first real estate crowdfunding platform to be completely investor-owned. Modiv provides individual investors access to real estate and real estate-related investments designed to provide both income and long-term growth. To learn more, visit modiv.com.

Forward-Looking Statements
Certain statements contained herein, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, Section 21E of the Exchange Act and other applicable law. These statements include, but are not limited to, statements related to the resiliency of the broader markets, the Company’s ability to maximize performance and the estimated NAV, the Company’s ability to continue to manage its portfolio and execute on its strategy, opportunities in the fintech and proptech industries, and introducing new product offerings. Cushman & Wakefield relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Cushman & Wakefield’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including, but not limited to, the Company’s inability to continue to pay a monthly distribution at the current rate and the Company’s inability to maximize the value of the Company’s portfolio. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events occurring after the Company’s determination of an estimated per share NAV may cause the value of, and returns on, the Company’s investments to be less than those used for purposes of determining the Company’s estimated per share NAV.

Media Contact
Alex J. Stockham | Senior Vice President
RUBENSTEIN
astockham@rubenstein.com